EXHIBIT 10.6

FACILITIES AND SUPPORT SERVICES AGREEMENT

THIS FACILITIES AND SUPPORT SERVICES AGREEMENT is effective as of July 1, 2012 between Tecogen Inc., a Delaware corporation (“Tecogen”), and American DG Energy Inc., a Delaware corporation (“ADG Energy”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.Office and Infrastructure

Tecogen will provide to ADG Energy the following office and infrastructure support services for a period from the effective date of this Agreement, which is January 1, 2012; through the Termination Date (as such term is defined in Section 2 below):

(a)Office Space. Approximately 3,071 allocated square feet of space in Tecogen’s offices located at 45 First Avenue, Waltham, Massachusetts 02451 (the “Building”), which shall include six (6) offices, a shared conference room and manufacturing space. Tecogen will also provide ADG Energy with water, sewer, electrical, and other utility services, heating, ventilation and air-conditioning, and cleaning and janitorial services. Tecogen may change the space in the Building occupied by ADG Energy from time to time during the term of this Agreement. Tecogen will provide such space and services at a flat rate of $5,053.00 per month through December 31, 2012. If additional space is provided, this flat fee will increase at an agreed upon rate. Copy machine usage, office supplies, and shipping, secretarial & receptionist services, Internet service, telephone support and IT support are not included in the monthly rate and will be billed separately.

(b)Personnel Support. Tecogen or ADG Energy will provide services to each other, on an as-available basis, accounting, tax, treasury and financial services, information systems services, human resource services, secretarial and such other services and support as Tecogen or ADG Energy may request. Tecogen or ADG Energy will be allocated the cost of such services at a rate equal to the individual’s base salary times [****] for each employee or consultant assigned, but Tecogen or ADG Energy will only be required to pay for such personnel while they are working on Tecogen or ADG Energy’s behalf. ADG Energy shall record the time spent by such personnel on a spreadsheet and Tecogen shall record the time spent on a time-card system but in either case the hours spent should get pre-approved by management before any work starts.

(c)Insurance and Employee Benefit Plans. To the extent it is able to do under its then current plans and policies, Tecogen will include ADG Energy as a covered entity under its liability, property and casualty, workers compensation and other applicable business insurance policies. The costs of these insurance programs will be charged to ADG Energy on an actual cost basis when available, or in the case of general insurance be allocated to ADG Energy for it’s pro rata share of the premiums. Management of the plans will be carried out jointly by both companies and with no charge to each other.

(d)Product Pricing for Turnkeys and ADG energy Projects: Tecogen agrees to sell products (cogen and chillers) at its best dealer pricing, [****] times list price. For the purposes of this calculation, Tecogen’s current SELECTࣩ pricing software revision shall be used for standard models and listed options. Special options shall be negotiated on a case-by-case basis.

(e)Spares Pricing: Spare parts shall be sold at our best contractor/dealer discount which is [****] times list price.

(f)Volume Discounts: Upon achieving $1M in total sales under the terms included in this agreement for a single year (combined parts and units) all parts and modules thereafter shall be supplied at a further 10% discount, i.e., [****] times list for modules and [****] for spares. Total sales dollars shall be the combined total of ADG Energy and ADG Energy LLC. Purchases made by AES NJ shall not be credited to the total, however.

(g)Exclusivity: ADG Energy shall be granted exclusive representation rights to the Tecogen Cogeneration Product in the New England States. The relevant portions of Tecogen’s standard rep agreement shall apply except where in conflict with this agreement. ADG Energy will be eligible for split commissions for cogeneration and chiller products as presented in Tecogen’s standard rep agreement.

(h)Sourcing of Spares: Except in exceptional circumstances (such as ADG Energy LLC), ADG Energy agrees to procure all parts for Tecogen modules from Tecogen.

(i)Service: Base service rates for all ADG Energy units contracted to Tecogen will be at best dealer pricing, calculated by Tecogen’s standard Cogen maintenance cost calculator, which includes a [****] discount for ADG Energy contracts. Service contracts will be held for a period of 5 years, the rate shall remain fixed for the first two years of the service contract and the rate shall escalate annually at a rate of CPI-U “All Urban Consumers, U.S. City Average” index for the remaining 3 years, unless otherwise agreed upon in the individual contract terms. Service for chillers will be at best dealer pricing. Used units shall be priced at the same rate after rehabilitation costs are settled. Tecogen shall bill ADG Energy for contracts on a monthly basis and therefore without any pre-billing. All existing service contracts shall remain in effect until the predetermined expiration date occurs. The baseline cost established in the maintenance cost calculators may be adjusted at the first of every year. Tecogen will notify ADG Energy 30 days prior to putting revised pricing into effect.

(j)Service Commission: ADG Energy shall receive a [****] commission on the first years’ service cost for all new service sales it sells to end customers based on the prices presented in (i) above (par). ADG Energy and Tecogen will share [****] on the first year’s profit for amounts above par. No commission will be paid if sales prices are below par. Tecogen shall approve all end customer service agreements.

(k)Billable Service: Billable service provided by Tecogen shall be billed at the standard rates less [****]; currently, straight time is [****]. Overtime service shall be billed at [****] and covers hours worked where Tecogen is obligated to pay its employees at the overtime rate. Double-time service shall be billed at [****] and covers hours worked where Tecogen is obligated to pay its employees at the double-time rate. Standard labor rates for labor performed between May 1st and September 31st will be billed at a premium of [****]. Parts shall be billed at the pricing levels established above. Mileage is currently charged at $1.00/mile and will be charged at the rate currently in effect at the time the work is performed.

(l)Non-exclusive Territories: For other territories and products ADG Energy shall have non-exclusive rep status.

(m)Payments. All payments shall be paid no later than thirty (30) days following the date of invoice.

2.Term

The term of this agreement commenced as of the effective date for one year, renewable annually upon mutual written agreement.

3.     Representations and warranties of ADG

Tecogen represents and warrants to ADG Energy as follows, in each case as of the Effective Date:

(a)Organization and Corporate Power. Tecogen is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified or registered to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Tecogen. Tecogen has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.

(b)Authority and Non-Contravention. Tecogen has full right, authority and power under its Certificate of Incorporation and By-Laws to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and the execution, delivery and performance by Tecogen of this Agreement have been duly authorized by all necessary action under Tecogen’s Certificate of Incorporation and By-Laws. This Agreement constitutes the valid and binding obligation of Tecogen enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally or by equitable principles, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (c) to the extent that the enforceability of the indemnification provisions in this Agreement may be limited by applicable law.

4.Representations And Warranties Of ADG Energy

In order to induce Tecogen to enter into this Agreement and to consummate the transactions contemplated by this Agreement, ADG Energy makes to Tecogen the representations and warranties contained in this Section 4, in each case as of the date of this Agreement.

(a)Organization and Corporate Power. ADG Energy is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified or registered to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on ADG Energy. ADG Energy has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.

(b)Authority and Non-Contravention. ADG Energy has full right, authority and power under its Certificate of Incorporation and By-Laws to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and the execution, delivery and performance by ADG Energy of this Agreement have been duly authorized by all necessary action under ADG Energy’s Certificate of Incorporation and By-Laws. This Agreement constitutes the valid and binding obligation of ADG Energy enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally or by equitable principles, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (c) to the extent that the enforceability of the indemnification provisions in this Agreement may be limited by applicable law.

5.General

(a)    Independent Entities. Nothing in this Agreement shall be construed to constitute Tecogen and ADG Energy as a partner, franchisee, or agent of one another, nor shall either party have any authority to bind the other in any respect. Neither party has the power to make contracts in the name of the other, or to incur any liabilities whatsoever in the name of the other. Each party shall remain an independent contractor responsible only for its own actions.

(b)    Confidentiality. Unless otherwise expressly provided for in this Agreement, both parties shall treat any information provided by or obtained from the other as proprietary or confidential and shall not disclose any such confidential information to any third party during the term of this Agreement or for a period of five (5) years thereafter, except for information which (i) at the time of disclosure, was published, known publicly or otherwise in the public domain; (ii) after disclosure, is published, becomes known publicly or otherwise becomes part of the public domain through no fault of the receiving party; (iii) prior to the time of disclosure, is known to the receiving party as evidenced by its written records and is not then subject to an obligation of confidentiality to any third party; and (iv) after disclosure, is made available to the receiving party in good faith by a third party under no obligation of confidentiality and without restriction on its further disclosure by the receiving party. Notwithstanding the preceding sentence, either party may disclose confidential information of the other and this Agreement to their legal representatives and employees and advisers to the extent such disclosure is reasonably necessary to achieve the purposes of this Agreement; or in connection with the filing and support of patent applications; or as required by law or to comply with applicable governmental regulations or court order; provided that if a party is required to make such disclosure of the other party’s confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable best efforts to secure confidential treatment of such information in consultation with the other party prior to its disclosure and disclose only the minimum necessary to comply with such requirements.

(c)    Amendments, Waivers and Consents. No provision of this Agreement may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision. No amendment to this Agreement may be made without the written consent of ADG Energy and Tecogen.

(d)    Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws principles thereof.

(e)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopy, with the intention that they shall have the same effect as an original counterpart hereof.

(f)    Notices and Demands. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five (5) business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) business days after being sent by overnight delivery providing receipt of delivery:

(i)if to Tecogen Inc., 45 First Avenue, Waltham, Massachusetts 02451, Attention: President.

(ii)if to American DG Energy Inc., 45 First Avenue, Waltham, Massachusetts 02451, Attention: President.

(g)    Dispute Resolution

(i)All disputes, claims, or controversies arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement or the transactions contemplated by this Agreement that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before the American Arbitration Association (“AAA”). If AAA ceases operations, then the parties shall select a comparable organization that provides qualified arbitration services. The arbitration shall be held in Boston, Massachusetts before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by AAA unless specifically modified herein.

The parties covenant and agree that the arbitration hearing shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration hearing, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration hearing or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within three (3)

months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any finding of liability or award of damages. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party whether claimant or respondent) against any party to a proceeding. Any party failing or refusing to comply with a valid order of the arbitrators issued in accordance with this Section 5(g)(i) shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the order. Nothing in this Section 5(g)(i) shall prohibit any party from proceeding in court without prior arbitration for the limited purpose of seeking a temporary or permanent injunction to avoid immediate and irreparable harm. The provisions of this Section 5(g)(i) shall be enforceable in any court of competent jurisdiction.

Unless otherwise ordered, the parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration. The parties will share equally in the fees and expenses charged by AAA.

(ii)Each of the parties hereto irrevocably and unconditionally consents to the exclusive use of AAA to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of the Commonwealth of Massachusetts for the purposes of enforcing the arbitration provisions of Section 5(g)(i) of this Agreement. Each party further irrevocably waives any objection to proceeding before AAA based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before AAA has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

(h)Assignment. The rights and obligations of the parties under this Agreement may not be assigned or transferred in any manner without the prior express written approval of the other party.

IN WITNESS WHEREOF, the parties hereto have caused this Facilities and Support Services Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the effective day first above written.

Dated: July 1, 2012

TECOGEN INC.                     AMERICAN DG ENERGY INC.

By:    /s/ Bonnie J. Brown            By:    /s/ Anthony S. Loumidis
Name:    Bonnie J. Brown                Name:    Anthony S. Loumidis
Title:    Chief Financial Officer                Title:    Chief Financial Officer